Exhibit 99.1

Piedmont Office Realty Trust Opts Out of MUTA Provision
ATLANTA, November 14, 2016 -- Piedmont Office Realty Trust, Inc. (“Piedmont” or the “Company”) (NYSE:PDM), an owner of primarily Class A office properties located in select sub-markets of major U.S. cities, announced today that its Board of Directors (the “Board”) has prohibited the Company from electing to be subject to Section 3-803 of Subtitle 8 of Title 3 of the Maryland General Corporation Law (the “MGCL”), which is commonly referred to as the Maryland Unsolicited Takeovers Act (MUTA), unless such an election is first approved by a majority of the Company’s stockholders. Section 3-803 of the MGCL would provide for the mandatory classification of the Board into three classes upon an election by the Company, which could otherwise be effected by the Board without stockholder approval. As a result of the Board’s decision, any election to cause the Board to become classified must be accomplished by the affirmative vote of a majority of the Company’s stockholders.
The Board believes that opting out of Section 3-803 of the MGCL is consistent with current best practices for corporate governance and will provide greater representation for the Company’s stockholders.
To evidence the Board’s decision, the Company has filed Articles Supplementary to its Third Articles of Amendment and Restatement with the State Department of Assessments and Taxation of Maryland.
About Piedmont Office Realty Trust

Piedmont Office Realty Trust, Inc. (NYSE: PDM) is an owner, manager, developer, and operator of high-quality, Class A office properties located in select sub-markets of major U.S. cities. Its geographically-diversified, over $5 billion portfolio is comprised of approximately 19 million square feet. The Company is a fully-integrated, self-managed real estate investment trust (REIT) with local management offices in each of its major markets and is investment-grade rated by Standard & Poor’s (BBB) and Moody’s (Baa2). For more information, see www.piedmontreit.com.

Forward Looking Statements

Certain statements contained in this press release constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Company intends for all such forward-looking statements to be covered by the safe-harbor provisions for forward-looking statements contained in Section 27A of the Securities Act and Section 21E of the Exchange Act, as applicable. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “anticipate,” “believe,” “continue” or similar words or phrases that are predictions of future events or trends and which do not relate solely to historical matters. The matters discussed in this press release are forward-looking statements that are subject to certain risks and uncertainties that could cause the actual results or performance to differ materially from those discussed in such statements. Additional risks are discussed in the Company's filings with the Securities and Exchange Commission.

Research Analysts/ Institutional Investors Contact:
Eddie Guilbert
770-418-8592
research.analysts@piedmontreit.com

Shareholder Services/Transfer Agent Services Contact:
Computershare, Inc.
866-354-3485
investor.services@piedmontreit.com